
<ARTICLE>                  5

<PERIOD-TYPE>                                        3-MOS
<FISCAL-YEAR-END>                                    MAR-31-1999
<PERIOD-END>                                         JUN-30-1998
<CASH>                                               489,655
<SECURITIES>                                         225,512
<RECEIVABLES>                                        106,833<F1>
<ALLOWANCES>                                         000
<INVENTORY>                                          000
<CURRENT-ASSETS>                                     000
<PP&E>                                               15,330,305
<DEPRECIATION>                                       000
<TOTAL-ASSETS>                                       36,013,262<F2>
<CURRENT-LIABILITIES>                                000
<BONDS>                                              000
<COMMON>                                             000
<PREFERRED-MANDATORY>                                000
<PREFERRED>                                          000
<OTHER-SE>                                           22,559,177
<TOTAL-LIABILITY-AND-EQUITY>                         36,013,262<F3>
<SALES>                                              000
<TOTAL-REVENUES>                                     656,397<F4>
<CGS>                                                000
<TOTAL-COSTS>                                        000
<OTHER-EXPENSES>                                     787,933<F5>
<LOSS-PROVISION>                                     000
<INTEREST-EXPENSE>                                   212,791
<INCOME-PRETAX>                                      000
<INCOME-TAX>                                         000
<INCOME-CONTINUING>                                  000
<DISCONTINUED>                                       000
<EXTRAORDINARY>                                      000
<CHANGES>                                            000
<NET-INCOME>                                         (1,190,227)<F6>
<EPS-PRIMARY>                                        (11.78)
<EPS-DILUTED>                                        000

<F1>Included in receivables: Accounts receivable of $99,930 and Interest receivable of $6,903. <F2>Included in total assets: Prepaid expenses of $14,769, Tenant security deposits of $79,562, Other assets of $144,360, Investments in Local Limited Partnerships of $18,985,202, Replacement reserves of $209,490, Deferred acquisition fees escrow of $225,000 and Deferred expenses, net of $202,574. <F3>Included in Total Liabilities and Equity: Accounts payable to affiliates of $1,687,773 Accounts payable and accrued expenses of $574,606, Interest payable of $329,824, Notes payable, affiliate of $514,968, Security deposits payable of $78,762, Due to affiliate of $323,046, Deferred acquisition fees payable of $225,000, General partner advances of $200,000, Mortgage notes payable of $8,614,713 and Minority interest in Local Limited Partnerships of $905,393.
<F4>Total revenue includes: Rental of $579,906, Investment of $8,606 and Other of $67,885. <F5>Included in Other Expenses: Asset management fees of $95,938, General and Administrative of $113,072, Bad debt of ($26,881), Property management fees of $50,154, Rental operations, exclusive of depreciation of $345,155, Depreciation of $166,192 and Amortization of $44,303.
<F6>Net loss reflects:  Equity in losses of Local Limited  Partnerships of
$848,022 and minority interest in losses of Local Limited Partnerships of $2,122.

